Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-187774 on Form S-8 of our reports dated March 6, 2014, relating to the financial statements and financial statement schedule of Pinnacle Foods Inc. and subsidiaries (the “Company"), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 29, 2013.
/s/ Deloitte & Touche LLP
Parsippany, New Jersey
March 6, 2014